Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion contains various statements regarding our current strategies, financial position, results of operations, cash flows, operating and financial trends and uncertainties, as well as certain forward-looking statements regarding our future expectations. When used in this discussion, words such as “anticipate,” “believe,” “estimate,” “expect,” and similar expressions are intended to identify such forward-looking statements. Our forward-looking statements are based on our current expectations and are subject to numerous risks and uncertainties. As such, our actual future results, performance or achievements may differ materially from the results expressed in, or implied by, our forward-looking statements. These risks and uncertainties include, but are not limited to, the prolonged weakness and uncertainty in the U.S. economy, and it’s pronounced effect on the apparel industry; our potential difficulty in filling key personnel vacancies in a timely manner, particularly the position of Chief Financial Officer, and the potential negative impact on our ability to execute upon our business plan if those key positions remain vacant for an extended period; the various risks inherent in offering apparel and other merchandise, such as long lead times, difficult to forecast inventory requirements, merchandise returns, and shipping costs; the various risks associated with the expansion of our business into retail, an area in which we have relatively limited experience, and the possibility that the expansion may strain our financial and management resources, as well as our administrative, reporting and internal control infrastructure; the difficulties inherent in forecasting unpredictable, and often volatile, customer tastes and buying trends, particularly in light of the current state of the U.S. economy; the difficulties inherent in successful catalog management, including timing, mailing and postal delivery delays, as well as uncertainties associated with effective targeting of customers, and the high costs associated with prospect mailings; fluctuations in paper, postage and telecommunication costs; difficulties inherent in sizing and merchandising; potential problems correlating inventory to customer demand, especially in connection with clearance activities; uncertainties related to our shift to a multi-channel model, in particular, the effects of shifting patterns of e-commerce or retail purchases versus catalog purchases, and our potential failure to generate significantly increased sales; the possibility that either lower sales or higher than anticipated costs could effect our liquidity (including compliance with our debt covenants) and, therefore, the pace of our retail expansion; the possibility of a material disruption or slowdown in operations at our distribution center in Parkersburg, West Virginia, at which our merchandise is stored and shipped for all of our sales channels; our potential inability to continue to locate, and negotiate on acceptable terms, leases of sites for store development; potential cost overruns and delays associated with site acquisition, build-out and launch of multiple retail stores; substantial, and increasing, competition in the women’s apparel industry; uncertainty of demand for our products, which may require us to significantly increase promotional costs to increase sales; the potential that if demand for our product is less than anticipated, the mix of our sales will be weighted more toward clearance merchandise than to full price merchandise, which may result in lower average order dollars; the possibility that we may not be able to achieve targeted cost reductions, or that significant cost reductions may impair customer service; our ability to hire and retain qualified personnel, especially considering the strain on our personnel resources caused by the expansion of our business, the changes on our business model, and our company-wide cost cutting efforts; potential system interruptions associated with our e-commerce business; as well as other factors discussed in this Form 8-K and in our most recent Annual Report on Form 10-K for the fiscal year ended March 3, 2001 filed with the United States Securities and Exchange Commission. We assume no future obligation to update our forward-looking statements or to provide periodic updates or guidance.

Introductory Note

References to a fiscal year refer to the calendar year in which such fiscal year commences. Our fiscal year ends on the Saturday immediately preceding or following February 28th, whichever is chronologically closer. Our floating fiscal year-end typically results in a fifty-two week fiscal year but will occasionally give rise to an additional week resulting in a fifty-three week fiscal year. Our most recently completed fiscal year ended March 2, 2002 (“fiscal 2001”) consisted of fifty-two (52) weeks whereas our preceding fiscal years ended March 3, 2001 (“fiscal 2000”) and February 26, 2000 (“fiscal 1999”) consisted of fifty-three (53) and fifty-two (52) weeks, respectively.

The following discussions are intended to be read in conjunction with our accompanying consolidated financial statements and notes thereto. In the discussions and tables that follow, please note that certain minor arithmetical variances may arise due to the effects of rounding.

When we discuss net sales and operating contribution by operating segment, please specifically refer to Note 15—“Segment Reporting” of our consolidated financial statements. In the discussions that follow, please note that our fiscal 2000 and fiscal 1999 net sales by operating segment and net sales by sales channel have been reclassified to be consistent with the manner in which we allocated sales returns for fiscal 2001. This reclassification had no impact on our consolidated net sales for any reported fiscal period.

During our fiscal 2001, fourth quarter we determined it is more appropriate to classify our deferred catalog costs as a current asset in light of their historically short economic life and prevailing industry accounting practice. These costs, which are the direct costs we incur to develop, produce and circulate our direct mail catalogs, are accumulated on our balance sheet until such time as the related catalog is mailed, at which time, they are subsequently amortized into the marketing component of our selling, general and administrative expenses (“SG&A”) over the expected sales realization cycle, typically several weeks. Our comparative prior period consolidated balance sheets and statements of cash flows have been reclassified to be consistent with the current fiscal year’s presentation.

Coldwater Creek Profile

Coldwater Creek is a triple-sales channel, two-operating segment retailer of women’s apparel, jewelry, footwear, gift items and home merchandise. Our Direct Segment encompasses our traditional catalog business and Internet-based, e-commerce business, as well as our merchandise clearance outlet stores, whereas our Retail Segment encompasses our expanding base of full-line retail stores throughout the United States (“U.S.”). Our long-standing mission has been to differentiate our company from other retailers by offering exceptional value through superior customer service and a merchandise assortment that reflects a truly relaxed and casual lifestyle. We endeavor to continually offer unique assortments of merchandise primarily targeted to our core customer demographic of women between the ages of 35 to 55 with household incomes in excess of $50,000.

Our long-established catalog business consists of regular targeted mailings of our four catalog titles and merchandise lines, Northcountry, Spirit of the West, Natural Elements and Home, as well as periodic targeted mailings of specialty and seasonal catalogs such as our Gifts-To-Go holiday catalog. Our catalogs remain our most efficient and effective medium for building Coldwater Creek brand recognition and deploying our various sales growth and merchandising initiatives. Accordingly, each of our catalogs is carefully designed by our staff to promote our triple-sales channel structure and to encourage each customer to place her order utilizing whichever sales channel she deems most convenient and pleasurable.

Our e-commerce business continues to be our most profitable business as our catalog business provides an existing marketing platform from which to broadly promote our www.coldwatercreek.com web site to existing catalog customers with minimal incremental marketing costs. Our web site features our entire full-priced, first-line merchandise line and also serves as our most effective and efficient promotional vehicle for the disposition of excess inventory. As approximately one in seven individuals currently patronizing our web site have no previous purchasing history with us and our established web site customers tend to be, on average, our most frequent purchasers, we continue to devote substantial effort towards attracting both new customers and our existing catalog and retail store customers to this convenient, secure and most cost effective shopping medium.

Our full-line retail store business currently is, and for the foreseeable future is expected to remain, our fastest growing sales channel on a percentage basis. Three years ago, we embarked on a long-term program of establishing full-line retail stores in major metropolitan areas throughout the U.S. We did so based on our continuing belief that the ability to occasionally “touch and feel” merchandise will remain a coveted aspect of the American woman’s shopping experience. We view our retail stores not only as revenue centers, but as geographically dispersed marketing vehicles by which to build further brand recognition and introduce both current and prospective customers to our catalogs and e-commerce web site.

In summary, our primary corporate strategy continues to be to use the competitive advantages provided by our well-established catalog infrastructure, a resource not currently available to or as fully established by many competing retailers, to generate sales across all three channels, target new customers and introduce new merchandise concepts. Although there can be no assurance of such, we believe that over time this strategy will build broad brand recognition and capture increased market share.

Fiscal 2001 Overview

During fiscal 2001, we remained focused on further deploying and refining our triple-sales channel marketing strategy. We opened 19 new full-line retail stores in time for the 2001 holiday shopping season, while maintaining a debt free balance sheet which we view as a significant achievement given the poor economic backdrop. While doing so, we closely studied the performance of all of our retail stores in pursuit of identifying further refinements to the store model initially adopted by us in fiscal 1999. Shortly after our fiscal 2001 year-end, we opened our 30th retail store utilizing our refined store model which features a slightly smaller footprint and what we believe to be significant improvements in construction processes, materials and fixtures, thereby allowing us to reduce our initial capital investment per store by approximately one-fourth. We believe that our revised store model will allow us to ultimately access many attractive middle-market areas in addition to the 80 major metropolitan markets identified by us in fiscal 1999 as having significant existing Coldwater Creek brand awareness. We currently plan to open 14 additional full-line retail stores during fiscal 2002, all in time for the holiday shopping season. Further retail store openings will ultimately be influenced primarily by, among other factors, the prevailing economic environment, our available working capital, and if necessary, external financing, and our ability to timely procure optimum locations within attractive metropolitan malls and lifestyle centers.

We also embarked on an important initiative during fiscal 2001 to make our e-commerce business more self-sufficient with respect to new customer prospecting, thereby reducing its historical dependency on our catalogs and stores. Most significantly, we began participating in a net sales commission-based program whereby numerous popular Internet search engines and consumer and charitable web sites promote the Coldwater Creek brand to their visitors and provide convenient hotlink access to our www.coldwatercreek.com web site. These “affiliate” web sites, which currently number in excess of 3,100, accounted for $6.3 million in net sales during fiscal 2001, with approximately one-third of the buyers being new to our house file. Our participation in this program complements our promotional e-mailings to our 1.5 million customer e-mail address database and our advertising in national publications popular with our targeted demographic.

We were able to achieve the above while also navigating the turbulence from a persistently weak U.S. economy further undermined by the horrific events of September 11th. In January 2001, we downwardly revised our sales expectations for our then upcoming fiscal 2001 year in recognition of a slowing U.S. economy which we had begun to realize in the form of lower response rates and average order dollars. However, this economic slowdown steadily deteriorated during our fiscal 2001 first half into a much deeper economic downturn, approaching a recession by traditional measures. The accompanying unfavorable selling environment for upscale women’s apparel then became more difficult as a result of unseasonably warm fall weather in many key east coast markets. This combination served to undermine demand for heavier fabrics and darker colors, such as those featured prominently by us in our Northcountry fall apparel offerings. The result was a highly promotional selling environment to clear seasonal inventories at significantly reduced margins. Then, only two weeks into our fiscal 2001 third quarter, came the horrific events of September 11th from which we immediately realized an approximate one-third drop in our sales. Given the added economic uncertainty and fears of further terrorism, our already modest expectation for even a reasonably robust holiday shopping season was further diminished. So as to protect our strong balance sheet and conservative inventory position, we immediately began scaling back or postponing our merchandise orders with vendors. As expected, our full-priced, first-line sales remained lackluster through the early part of the holiday shopping season. Then, immediately after the Thanksgiving holiday, customers began ordering at levels beyond that which we had expected resulting in us being unable to fully accommodate such demand due to depleted inventories, particularly for our more popular items. Entering the new calendar year, we were pleased to note that our customers, despite the continuing economic uncertainty and national security concerns, were beginning to increasingly respond to our full-priced, first-line merchandise offerings, particularly to our new spring merchandise assortment. With sufficient inventories in place, we were able to accommodate this increased demand and realize modestly improved sales through our March 2, 2002 fiscal year-end. Furthermore, our results were enhanced by lower return rates due to quality improvements in our merchandise assortments. Despite ending on a positive note, the significant consolidated sales shortfall we realized for our fiscal 2001 year, from that which we had initially expected and planned for, adversely impacted our ability to leverage certain significant incremental costs incurred in connection with our Retail Channel expansion. As a result, we incurred a net loss for our fiscal 2001 fourth quarter, the first such loss in many years, and realized substantially reduced profitability for the fiscal year as a whole.

In response to the aforementioned, as well as to more appropriately align our business going forward, we undertook certain restructuring measures beginning in January 2002. Most significant was our decision to close our Sandpoint, Idaho distribution center and to consolidate its operations, which during fiscal 2001 had been substantially limited to fulfilling the inventory requirements of our limited base of retail stores, into our 600,000 square foot East Coast Operations Center in Mineral Wells, West Virginia. This consolidation, which included the elimination of approximately 120 salaried and hourly employees, was completed by the end of March 2002. As a result, all of our receiving and distribution functions are now conducted under one roof thereby providing the potential for certain significant cost efficiencies going forward. Additionally, we identified approximately 20 salaried positions for elimination from our administrative headquarters in Sandpoint and approximately 80 salaried and hourly positions for elimination from our then existing national retail store staff. We also decided to eliminate our stand-alone “Home” catalog and merchandise line by the fall of 2002 and instead incorporate its most popular product categories into our remaining catalog titles and merchandise lines. Similarly, we decided to eventually eliminate our dedicated “Gallery” web site (www.galleryatcoldwatercreek.com) and specialty merchandise line and instead incorporate its most popular items into our retail stores. The Gallery web site will remain available to our customers until the Gallery inventory is depleted. Any remaining inventory that is not being transitioned will be cleared through our existing disposition vehicles. Although we expect that the above actions will provide us with significant operational efficiencies and cost savings for fiscal 2002 and beyond, there can be no assurance that such will be realized.

See Management’s Discussion and Analysis—“Fiscal 2001 Compared to Fiscal 2000” and “Future Outlook” for further details.

Results of Operations

The following table sets forth certain information regarding our costs and expenses expressed as a percentage of consolidated net sales:

	Fiscal
	2001	2000	1999
Net sales	100.0%	100.0%	100.0%
Cost of sales	58.5	55.7	54.3

Gross profit	41.5	44.3	45.7
Selling, general and administrative expenses	41.0	39.9	39.7

Income from operations	0.5	4.5	6.0
Interest, net, and other	0.1	0.2	0.2
Gain on sale of Milepost Four assets	0.0	0.0	0.2

Income before provision for income taxes	0.6	4.7	6.5
Provision for income taxes	0.2	1.8	2.6

Net income	0.4%	2.9%	3.9%

Fiscal 2001 Compared to Fiscal 2000:

Consolidated Results

Our consolidated net sales for fiscal 2001 were $464.0 million, an increase of $5.6 million, or 1.2%, from $458.4 million in fiscal 2000. Excluding consolidated net sales of approximately $8.1 million attributable to the additional fifty-third week in fiscal 2000, our consolidated net sales for fiscal 2001 increased by $13.7 million, or 3.0%. On a comparative fifty-two week basis, the fiscal 2001 increase in our consolidated net sales primarily was attributable to increased full-price, first-line sales by our Retail Segment and, to a lesser extent, our Direct Segment’s e-commerce business. Significantly increased clearance sales by our e-commerce business also contributed measurably to the overall increase, although at diminished gross margins. These sales increases were substantially offset primarily by decreased full-priced, first-line sales by our Direct Segment’s catalog business and, to a significantly lesser extent, decreased clearance sales by our catalog business and outlet stores.

Our cost of sales primarily consists of merchandise acquisition costs, including related buying and freight-in costs, as well as warehousing and distribution costs, shipping and handling costs, returned merchandise processing costs, and retail and outlet store occupancy costs. Our consolidated cost of sales for fiscal 2001 were $271.4 million, an increase of $16.2 million, or 6.4%, from $255.2 million in fiscal 2000. Our consolidated gross profit decreased by $10.7 million, or 5.2%, to $192.6 million for fiscal 2001 from $203.3 million in fiscal 2000, and our consolidated gross margin decreased to 41.5% for fiscal 2001 from 44.3% in fiscal 2000. The fiscal 2001 decreases in our consolidated gross profit dollars and margin primarily were attributable to our significantly lower-than-expected full-priced, first-line apparel sales. This sales shortfall undermined our planned leveraging of the incremental occupancy costs incurred from the opening of 19 new stores during fiscal 2001, particularly from the opening of 15 new stores during our fiscal 2001 third quarter. To a lesser extent, our consolidated gross margin for fiscal 2001 was adversely impacted by the increased clearance sales made by our e-commerce business in order to maintain our conservative inventory position.

Our consolidated SG&A expenses primarily consist of selling and marketing expenses and, to a slightly lesser extent, general and administrative expenses. Our consolidated SG&A expenses for fiscal 2001 were $190.1 million, an increase of $7.3 million, or 4.0%, from $182.8 million in fiscal 2000. Our consolidated SG&A expenses as a percentage of consolidated net sales increased to 41.0% for fiscal 2001 from 39.9% in fiscal 2000. The fiscal 2001 increase in our consolidated SG&A expenses primarily was attributable to incremental personnel and infrastructure costs incurred in connection with the continued development and expansion of our Retail Segment and, to a significantly lesser extent, our Direct Segment’s e-commerce business. The associated personnel costs primarily included administrative and technical support salaries, store wages, and related taxes and employee benefits. The associated infrastructure costs primarily consisted of depreciation and other costs associated with incremental administrative support facilities and hardware and software technology. Partially offsetting these incremental costs primarily were decreases in catalog development, production and circulation costs due to our reduced mailings, as discussed below, and, to a substantially lesser extent, decreases in incentive performance-based compensation, Direct Segment wages, and education and training. The fiscal 2001 increase in our consolidated SG&A rate primarily was attributable to our inability, in light of the aforementioned sales shortfall, to leverage our incremental costs. Our fiscal 2001 SG&A expenses also reflect an aggregate $0.3 million charge for asset impairments and outside service costs incurred in connection with our fiscal 2001 fourth quarter decision to close our Sandpoint distribution center, as previously discussed. We also recorded a $0.2 million charge related to executive severance during the fiscal 2001 fourth quarter.

Traditionally, a key element of our ongoing marketing strategy has been to pursue an aggressive catalog circulation strategy, with vigorous new customer prospecting, when market conditions permit. However, with our initial noting of diminished consumer demand in mid-January 2001, we downwardly revised our planned catalog circulation for the upcoming fiscal 2001 year. We subsequently made further adjustments to our circulation plan as fiscal 2001 progressed and the U.S. economy further weakened. As a result, after excluding 5.5 million catalogs mailed during the additional fifty-third week in fiscal 2000, our fiscal 2001 catalog mailings were 161.0 million, a decrease of 17.1 million catalogs, or 9.6%, from our 178.1 million catalog mailings in fiscal 2000. However, we did not realize a corresponding decrease in our catalog marketing expenses for fiscal 2001 primarily due to the timing of certain large catalog mailings, including a significant number of prospect mailings, made just prior to our preceding fiscal 2000 year-end, the related costs of which were substantially amortized into our fiscal 2001 first quarter SG&A expenses. To a lesser extent, we also incurred incremental catalog circulation costs in fiscal 2001 as a result of a postal rate increase. Although curtailed for fiscal 2001, this ongoing marketing investment in current and future customer growth across all sales channels resulted in our proprietary catalog mailing list growing to 12.5 million names at March 2, 2002, an increase of 1.7 million names, or 15.7%, from 10.8 million names at March 3, 2001. However, our active customers, being those customers who have purchased merchandise from us through any of our three sales channels during the preceding twelve months, remained constant at 2.6 million.

As a result of the foregoing, our consolidated income from operations decreased by $18.0 million, or 88.0%, to $2.5 million for fiscal 2001 from $20.5 million in fiscal 2000. Expressed as a percentage of consolidated net sales, our consolidated income from operations was 0.5% for fiscal 2001 versus 4.5% for fiscal 2000.

We realized consolidated net interest and other income of $0.5 million for fiscal 2001 as compared to $1.1 million in fiscal 2000. This decrease primarily is attributable to decreased interest income from lower average cash balances and, to a lesser extent, lower interest rates during fiscal 2001.

Consistent with the 86.4% decrease in our consolidated pre-tax income, our consolidated provision for income taxes decreased $7.2 million, or 86.4%, to $1.1 million for fiscal 2001 from $8.4 million in fiscal 2000. Our effective income tax rate for fiscal 2001 was 38.8% as compared to 38.7% for fiscal 2000. Our effective aggregate state income tax rate increased over the prior fiscal year due to our opening of new stores in additional states which was substantially offset primarily by a decrease in our federal income tax rate due to our significantly decreased pre-tax income in fiscal 2001.

We completed fiscal 2001 realizing consolidated net income of $1.8 million (net income per basic and diluted share of $0.17) as compared to $13.2 million (net income per basic and diluted share of $1.26 and $1.22, respectively) in fiscal 2000, a decrease of $11.4 million or 86.4%.

Operating Segment Results

Our Direct Segment contributed $400.8 million in net sales for fiscal 2001, a decrease of $23.5 million, or 5.5%, from the $424.3 million contributed in fiscal 2000. Excluding net sales of approximately $7.4 million attributable to the additional fifty-third week in fiscal 2000, our Direct Segment’s net sales for fiscal 2001 decreased by $16.1 million, or 3.9%. Our Direct Segment constituted 86.4% and 92.6% of our consolidated net sales for fiscal 2001 and 2000, respectively.

Our Direct Segment’s catalog business and outlet stores, on a stand-alone basis, contributed $256.6 million, or 55.3% of our consolidated net sales for fiscal 2001, as compared to $311.4 million, or 67.9%, of our consolidated net sales for fiscal 2000. Excluding net sales of approximately $5.3 million attributable to the additional fifty-third week in fiscal 2000, our catalog and outlet net sales for fiscal 2001 decreased by $49.5 million, or 16.2%. Our catalog business and outlet stores constituted 64.0% and 73.4% of our Direct Segment’s net sales for fiscal 2001 and 2000, respectively.

Our Direct Segment’s e-commerce business, on a stand-alone basis, contributed $144.2 million, or 31.1%, of our consolidated net sales for fiscal 2001, as compared to $112.9 million, or 24.6%, of our consolidated net sales for fiscal 2000. Excluding net sales of approximately $2.1 million attributable to the additional fifty-third week in fiscal 2000, our e-commerce net sales for fiscal 2001 increased by $33.4 million, or 30.1%. Our e-commerce business constituted 36.0% and 26.6% of our Direct Segment’s net sales for fiscal 2001 and 2000, respectively.

Our Retail Segment contributed $63.2 million in net sales for fiscal 2001, an increase of $29.0 million, or 84.8%, from the $34.2 million contributed in fiscal 2000. Excluding net sales of approximately $0.6 million attributable to the additional fifty-third week in fiscal 2000, our Retail Segment’s net sales for fiscal 2001 increased by $29.6 million, or 88.1%. Our Retail Segment constituted 13.6% and 7.5% of our consolidated net sales for fiscal 2001 and 2000, respectively. We primarily attribute the net sales growth realized by our Retail Channel to the addition of 19 full-line retail stores during fiscal 2001.

We believe that the fiscal 2001 decrease in net sales by our Direct Segment’s catalog business primarily reflects our sought after migration of full-priced, first-line merchandise orders out of our catalog sales channel and into our e-commerce sales channel. Our ongoing efforts to promote our www.coldwatercreek.com web site in all of our catalogs and stores is intended to encourage such migration as our e-commerce business is our most efficient and cost effective sales channel. As such, we realize increased profitability whenever an existing catalog customer chooses to utilize our web site, whether it be for an entire shopping experience or just to place a catalog or store-initiated order. We primarily attribute the balance of the fiscal 2001 net sales decrease realized by our catalog business to our reduced catalog circulation and, to a lesser extent, a combination of lower average response rates and lower average order dollars, which we primarily attribute to the weak economic environment. We primarily attribute the balance of the fiscal 2001 net sales increase realized by our e-commerce business to new customers obtained through our participation in affiliate web site programs, our targeted advertising in national magazines popular with our core demographic and our ongoing e-mail promotional efforts. With respect to the latter, we grew our proprietary e-mail address database to 1.5 million names at March 2, 2002, including 140,000 purchased names, from 1.2 million names at March 3, 2001. To a significantly lesser extent, we believe that our e-commerce business is increasingly realizing net sales from customers initially obtained by us through our retail store openings.

Our Direct Segment’s operating contribution, as defined, for fiscal 2001 was $50.9 million as compared to $64.4 million for fiscal 2000 and our Retail Segment’s operating contribution, as defined, for fiscal 2001 was $(0.4) million as compared to $1.6 million for fiscal 2000. We primarily attribute these fiscal 2001 decreases to each segment’s inability, in light of their full-priced, first-line sales shortfalls, to leverage their respective infrastructure costs. Our Direct Segment’s lower operating contribution additionally reflects increased clearance sales at reduced margins by its e-commerce business whereas our Retail Segment’s negative operating contribution additionally reflects significant pre-opening costs for its 19 new stores.

Fiscal 2000 Compared to Fiscal 1999:

Consolidated Results

Our consolidated net sales for fiscal 2000 were $458.4 million, an increase of $96.9 million, or 26.8%, from $361.6 million in fiscal 1999. Excluding consolidated net sales of approximately $8.1 million attributable to the additional fifty-third week in fiscal 2000, our consolidated net sales for fiscal 2000 increased by $88.7 million, or 24.5%. On a comparative fifty-two week basis, the fiscal 2000 increase in our consolidated net sales primarily was attributable to increased full-priced, first-line sales by our Direct Segment’s e-commerce business and, to a substantially lesser extent, our Retail Segment. These sales increases were slightly offset primarily by decreased full-priced, first-line sales by our Direct Segment’s catalog business and, to a lesser extent, decreased clearance sales by our Direct Segment’s catalog business and outlet stores. Although considerable, our 24.5% consolidated growth rate for fiscal 2000 was less than that which we had expected to achieve and was lower than the 28.3% growth rate achieved through our fiscal 2000 third quarter as a consequence of a precipitous decline in customer response to our full-priced, first-line merchandise offerings during our fiscal 2000 fourth quarter.

Our consolidated cost of sales for fiscal 2000 were $255.2 million, an increase of $58.9 million, or 30.0%, from $196.3 million in fiscal 1999. Our consolidated gross profit increased by $38.0 million, or 23.0%, to $203.3 million for fiscal 2000 from $165.3 million in fiscal 1999, and our consolidated gross margin decreased to 44.3% for fiscal 2000 from 45.7% in fiscal 1999. The fiscal 2000 increase in our consolidated gross profit dollars primarily was attributable to the increase in our consolidated net sales. The fiscal 2000 decrease in our consolidated gross margin primarily was attributable to clearance sales at significantly reduced margins during our fiscal 2000 fourth quarter in response to the aforementioned decline in consumer demand. Other contributing factors were incremental distribution capacity costs incurred in connection with our July 1999 addition of an East Coast Operations Center to accommodate anticipated future growth and certain incremental inbound freight costs we elected to incur during our fiscal 2000 first quarter to accommodate greater-than-expected customer demand for our newly launched Natural Elements merchandise line. These unfavorable impacts on our consolidated gross margin for fiscal 2000 were partly offset by our ability to maintain targeted gross margins through our fiscal 2000 third quarter due to increased customer response to our full-priced, first-line merchandise offerings and, to a lesser extent, higher average margin realizations on shipping and handling activities and on clearance sales through our primary e-commerce web site, versus that realized on average by our outlet stores and clearance catalogs.

Our consolidated SG&A expenses for fiscal 2000 were $182.8 million, an increase of $39.2 million, or 27.3%, from $143.6 million in fiscal 1999. Our consolidated SG&A expenses as a percentage of consolidated net sales increased to 39.9% for fiscal 2000 from 39.7% in fiscal 1999. The fiscal 2000 increase in our consolidated SG&A expenses primarily was attributable to the marketing costs incurred in connection with increased catalog mailings, as discussed below, and, to a lesser extent, incremental infrastructure and personnel costs incurred with the addition of our East Coast Operations Center. The fiscal 2000 increase in our consolidated SG&A rate primarily was attributable to the marketing costs incurred in connection with incremental, yet less profitable, catalog mailings made in connection with aggressive customer prospecting, particularly during our fiscal 2000 fourth quarter. This unfavorable impact on our consolidated SG&A rate was partially offset by increased sales leveraging of our fixed infrastructure costs.

Excluding 5.5 million catalogs mailed during the additional fifty-third week in fiscal 2000, our fiscal 2000 catalog mailings were 178.1 million, an increase of 38.3 million catalogs, or 27.4%, from our 139.8 million catalog mailings in fiscal 1999. However, we did not realize a corresponding increase in our catalog marketing expenses for fiscal 2000 primarily due to our mailing of a significant number of catalogs, including a significant number of prospect mailings, just prior to our fiscal year-end, the related costs of which were substantially amortized into our subsequent fiscal 2001 first quarter SG&A expenses. As a result of this ongoing marketing investment in current and future customer growth across all sales channels, our proprietary catalog mailing grew to 10.8 million names at March 3, 2001, an increase of 1.9 million names, or 21.3%, from 8.9 million names at February 26, 2000. Our active customers grew to 2.6 million at March 3, 2001, an increase of 0.4 million customers, or 18.2%, from 2.2 million at February 26, 2000.

As a result of the foregoing, our consolidated income from operations decreased by $1.2 million, or 5.7%, to $20.5 million for fiscal 2000 from $21.7 million in fiscal 1999. Expressed as a percentage of consolidated net sales, our consolidated income from operations was 4.5% for fiscal 2000 versus 6.0% for fiscal 1999.

We realized consolidated net interest and other income of $1.1 million during fiscal 2000 as compared to $0.9 million in fiscal 1999. Our non-operating results for fiscal 1999 also reflected a non-recurring, pre-tax gain of $0.8 million from the sale of assets related to our previously discontinued Milepost Four men’s apparel catalog.

Slightly exceeding the 7.8% decrease in consolidated pre-tax income, our consolidated provision for income taxes decreased $0.9 million, or 9.6%, to $8.4 million for fiscal 2000 from $9.3 million in fiscal 1999. Our effective income tax rate for fiscal 2000 was 38.7% as compared to 39.5% for fiscal 1999. The dollar decrease primarily reflects our lower profitability whereas the rate decrease primarily reflects the favorable effects of certain continuing tax credits obtained in connection with establishing our east coast operations in West Virginia and, to a lesser extent, the favorable effects of shipping orders from West Virginia to customers residing in certain states.

We completed fiscal 2000 realizing consolidated net income of $13.2 million (net income per basic and diluted share of $1.26 and $1.22, respectively) as compared to $14.2 million (net income per basic and diluted share of $1.38 and $1.34, respectively) in fiscal 1999, a decrease of $0.9 million or 6.6%.

Operating Segment Results

Our Direct Segment contributed $424.3 million in net sales for fiscal 2000, an increase of $75.6 million, or 21.7%, from the $348.7 million contributed for fiscal 1999. Excluding net sales of approximately $7.4 million attributable to the additional fifty-third week in fiscal 2000, our Direct Segment’s net sales for fiscal 2000 increased by $68.2 million, or 19.6%. Our Direct Segment constituted 92.6% and 96.4% of our consolidated net sales for fiscal 2000 and 1999, respectively.

Our Direct Segment’s catalog business and outlet stores, on a stand-alone basis, contributed $311.4 million, or 67.9% of our consolidated net sales for fiscal 2000, as compared to $319.7 million, or 88.4%, of our consolidated net sales for fiscal 1999. Excluding net sales of approximately $5.3 million attributable to the additional fifty-third week in fiscal 2000, our catalog and outlet net sales for fiscal 2000 decreased by $13.6 million, or 4.3%. Our catalog business and outlet stores constituted 73.4% and 91.7% of our Direct Segment’s net sales for fiscal 2000 and 1999, respectively.

Our Direct Segment’s e-commerce business, on a stand-alone basis, contributed $112.9 million, or 24.6%, of our consolidated net sales for fiscal 2000, as compared to $29.0 million, or 8.0%, of our consolidated net sales for fiscal 1999. Excluding net sales of approximately $2.1 million attributable to the additional fifty-third week in fiscal 2000, our e-commerce net sales for fiscal 2000 increased by $81.8 million, or 282.1%. Our e-commerce net sales also continued their consecutive quarter-over-quarter growth since inception contributing $41.3 million in net sales during our fiscal 2000 fourth quarter as compared to $35.8 million, $21.1 million and $14.6 million during our preceding fiscal 2000 third, second and first quarters, respectively. Further reflecting its success as our current primary sales growth vehicle, the quarterly contributions made by our e-commerce business to consolidated net sales were 29.7%, 26.2%, 24.4% and 15.1% during the respective fiscal 2000 quarters. Our e-commerce business constituted 26.6% and 8.3% of our Direct Segment’s net sales for fiscal 2000 and 1999, respectively.

Our Retail Segment contributed $34.2 million in net sales for fiscal 2000, an increase of $21.3 million, or 165.1%, from the $12.9 million contributed in fiscal 1999. Excluding net sales of approximately $0.6 million attributable to the additional fifty-third week in fiscal 2000, our Retail Segment’s net sales for fiscal 2000 increased by $20.7 million, or 160.5%. Our Retail Segment constituted 7.5% and 3.6% of our consolidated net sales for fiscal 2000 and 1999, respectively.

The fiscal 2000 decrease in net sales by our Direct Segment’s catalog business primarily reflects our sought after migration of full-priced, first-line merchandise orders out of our catalog sales channel and into our e-commerce sales channel. Our ongoing efforts to promote our www.coldwatercreek.com web site in all of our catalogs and stores is intended to encourage such migration as our e-commerce business is our most efficient and cost effective sales channel. As such, we realize increased profitability whenever an existing catalog customer chooses to utilize our web site, whether it be for an entire shopping experience or just to place a catalog or store-initiated order. This net sales migration more than offset the incremental full-priced, first-line net sales realized by our catalog business from new catalog customers obtained through our aggressive prospecting efforts. We primarily attribute the balance of the fiscal 2000 net sales increase realized by our e-commerce business to new customers obtained through our targeted advertising in national magazines popular with our core demographic and our ongoing e-mail promotional efforts. With respect to the latter, we grew our proprietary e-mail address database to 1.2 million names at March 3, 2001 from 0.6 million names at February 26, 2000. To a significantly lesser extent, we believe that our e-commerce business realized net sales from customers initially obtained through retail store openings.

We primarily attribute the net sales growth realized by our Retail Channel to the addition of six full-line retail stores during fiscal 2000 and, to a lesser extent, increased sales from our two initial pilot full-line retail stores opened during our fiscal 1999 third quarter just prior to the holiday shopping season. Although the majority have yet to operate for a full fiscal year, our eight full-line “metropolitan” stores did realize, on average, net sales of approximately $500 per square foot during fiscal 2000.

Our Direct Segment’s operating contribution, as defined, for fiscal 2000 was $64.4 million as compared to $56.0 million for fiscal 1999 and our Retail Segment’s operating contribution, as defined, for fiscal 2000 was $1.6 million as compared to $0.7 million for fiscal 1999. We primarily attribute these fiscal 2000 increases to each segment’s ability, in light of their increased full-priced, first-line sales, to realize increased gross profits and incrementally leverage their respective infrastructure costs. Partially offsetting our Retail Segment’s increased operating contribution were significant pre-opening costs for its six new stores.

Quarterly Results of Operations and Seasonal Influences

As with many apparel retailers, our net sales, operating results, liquidity and cash flows have fluctuated, and will continue to fluctuate, on a quarterly basis, as well as an annual basis, as a result of a number of factors, including, but not limited to, the following: the composition, magnitude and timing of our various merchandise offerings, including our recognition of related sales and costs; the number and timing of our full-line retail store openings; customer responsiveness, including the impact of economic and weather-related influences; merchandise return rates, including the impact of actual or perceived service and quality issues; market price fluctuations in critical materials and services, including paper, production, postage and telecommunications costs; the timing of merchandise receiving and shipping, including any delays resulting from adverse weather conditions or national security measures; and chronological shifts in the timing of important holiday selling seasons, including Valentine’s Day, Easter, Mother’s Day, and Christmas. We alter the composition, magnitude and timing of our merchandise offerings based upon our then understanding of prevailing consumer demand, preferences and trends. The timing of our merchandise offerings may be further impacted by, among other factors, the performance of various third parties to which we are dependent and the day of the week on which certain important holidays fall. Additionally, the net sales we realize from a particular merchandise offering may transcend fiscal quarters and years and the amount and pattern of the sales realization may differ from that realized by a similar merchandise offering in a prior fiscal quarter or year. The majority of net sales from a merchandise offering generally is realized within the first several weeks after its introduction with an expected significant decline in customer orders thereafter.

Particularly notable is our continuing material dependency on sales and profits from the November and December holiday shopping season. In anticipation of traditionally increased holiday sales activity, we incur certain significant incremental expenses, including the hiring of a substantial number of temporary employees to supplement our existing workforce. Additionally, as gift items and accessories are more prominently represented in our November and December holiday season merchandise offerings, we typically expect, absent offsetting factors, to realize higher consolidated gross margins in the second half of our fiscal year. If, for any reason, we were to realize significantly lower-than-expected sales or profits during the November and December holiday selling season, as we did during fiscal 2001, our financial condition, results of operations, including related gross margins, and cash flows for the entire fiscal year will be materially adversely affected, as was the case in fiscal 2001. See Management’s Discussion and Analysis—“Fiscal 2001 Overview,” “Results of Operations” and “Future Outlook” for further details.

The following tables contain selected quarterly consolidated financial data for fiscal 2001 and fiscal 2000 on an unaudited basis. In our opinion, this unaudited information has been prepared on the same basis as the audited financial statements presented elsewhere and includes all adjustments necessary to present fairly, in all material respects, the information set forth therein on a consistent basis. Please note that the aggregate of certain of the following quarterly amounts may differ from that reported for the full fiscal year due to the effects of rounding. Please further note that the additional 14th week in our fiscal 2000 fourth quarter contributed approximately $8.1 million in incremental net sales.

	Fiscal 2001
	First Quarter (13 weeks)	Second Quarter (13 weeks)	Third Quarter (13 weeks)	Fourth Quarter (13 weeks)
	(in thousands, except for per share data)
Net sales	$112,868	$92,848	$141,707	$116,601
Cost of sales	63,300	53,585	79,005	75,533
Gross profit	49,568	39,263	62,702	41,068
Selling, general and administrative expenses	47,429	37,278	60,231	45,206
Income (loss) from operations	2,139	1,985	2,471	(4,138)
Provision for (benefit from) income taxes	869	819	999	(1,547)
Net income (loss)	$1,377	$1,296	$1,578	$(2,451)
Net income (loss) per share—Basic	$0.13	$0.12	$0.15	$(0.23)
Net income (loss) per share—Diluted	$0.13	$0.12	$0.15	$(0.23)

	Fiscal 2000
	First Quarter (13 weeks)	Second Quarter (13 weeks)	Third Quarter (13 weeks)	Fourth Quarter (14 weeks)
	(in thousands, except for per share data)
Net sales	$96,540	$86,309	$136,604	$138,992
Cost of sales	54,505	46,795	71,769	82,118
Gross profit	42,035	39,514	64,835	56,874
Selling, general and administrative expenses	36,351	36,885	53,440	56,094
Income from operations	5,684	2,629	11,395	780
Provision for income taxes	2,308	1,151	4,535	370
Net income	$3,595	$1,807	$7,064	$772
Net income per share—Basic	$0.35	$0.17	$0.67	$0.07
Net income per share—Diluted	$0.34	$0.17	$0.64	$0.07

On a comparative thirteen-week basis, we primarily attribute the fiscal 2001 fourth quarter decrease in our consolidated net sales, as previously discussed, to our inability to fully accommodate the higher-than-expected post-Thanksgiving surge in demand for holiday merchandise due to our depleted inventories, particularly for our most popular items, and comparatively weaker post-holiday consumer demand for full-priced, first-line merchandise. We primarily attribute our diminished gross profit dollars and margins for the fiscal 2001 second through fourth quarters, as previously discussed, to our inability, in light of lower-than-initially expected full priced, first-line net sales, to leverage the incremental occupancy costs incurred from the opening of 19 new stores during fiscal 2001, particularly from the opening of 15 new stores during our fiscal 2001 third quarter. To a lesser extent, our gross profit margins were adversely impacted, as previously discussed, by increased clearance sales made by our e-commerce business in order to maintain our conservative inventory position in light of continued economic uncertainty. We primarily attribute the comparative deterioration in our SG&A rate as a percentage of consolidated net sales for the fiscal 2001 first quarter, as previously discussed, to the timing of certain large catalog mailings made just prior to our preceding fiscal 2000 year-end, the related costs of which were substantially amortized into our fiscal 2001 first quarter SG&A expenses. We primarily attribute the comparative improvement in our SG&A rate as a percentage of consolidated net sales for the fiscal 2001 second quarter, as previously discussed, to a higher percentage of our catalog mailings being to more responsive active customers. We primarily attribute the comparative deterioration in our SG&A rate as a percentage of consolidated net sales for the fiscal 2001 third quarter, as previously discussed, to our inability, in light of lower-than-initially expected full-priced, first-line net sales, to leverage certain significant incremental personnel and infrastructure costs incurred in connection with the continued development and expansion of our Retail Segment and, to a significantly lesser extent, our Direct Segment’s e-commerce business. We primarily attribute the comparative improvement in our SG&A rate as a percentage of consolidated net sales for the fiscal 2001 fourth quarter, as previously discussed, to our development, production and circulation of substantially fewer catalogs post-September 11th in light of our further diminished sales expectations, particularly for the holiday shopping season. Primarily as a result of the foregoing, we realized significantly decreased operating and net income for our fiscal 2001 first, second and third quarters and incurred an operating and net loss for our fiscal 2001 fourth quarter. See Management’s Discussion and Analysis—“Fiscal 2001 Overview,” “Fiscal 2001 Compared to Fiscal 2000” and “Future Outlook” for further details.

Liquidity and Capital Resources

In recent fiscal years, we have funded our ongoing operations and growth initiatives primarily using cash generated by our operations and 60-day trade credit arrangements. However, as we produce catalogs, open retail stores and purchase inventory in anticipation of future sales realization and our operating cash flows and working capital experience seasonal fluctuations, we may occasionally utilize short-term bank credit.

We currently are party to an agreement with a consortium of banks that provides us an $80.0 million unsecured revolving credit facility (with a sub-limit of $10.0 million for letters of credit) and a term standby letter of credit of $1.6 million. At our option, the interest rate under the agreement is either (i) the lead bank’s Prime Rate or (ii) adjusted LIBOR [i.e., the London Interbank Offered Rate divided by one (1) minus the Eurocurrency Reserve Requirement for the applicable Interest Period, rounded upward, if necessary, to the nearest one-sixteenth of one percent, increased or decreased by a margin based upon our then EBITDA (i.e., earnings before interest, taxes, depreciation and amortization) Coverage Ratio, as defined]. The agreement provides that we must satisfy certain specified EBITDA, EBITDAR (i.e., EDITDA before rental/lease expenses), leverage and current ratio requirements, as defined, and places restrictions on our ability to, among other things, sell assets, participate in mergers, incur debt, pay dividends, and make investments or guarantees. Although we are not currently in violation of any debt covenants, lower than anticipated financial performance may restrict our ability to borrow on our existing line of credit. The credit facility has a maturity date of July 31, 2003.

Our operating activities generated $38.8 million, $18.9 million and $30.5 million of positive cash flow during fiscal 2001, 2000 and 1999, respectively. On a comparative fiscal year-to-year basis, the fiscal 2001 increase primarily reflects the positive cash flow effects of increased accounts payable and, to a significantly lesser extent, decreased receivables, prepaid and deferred catalog costs, and inventories. Our fiscal 2001 operating cash flow also benefited from increased non-cash charges primarily for depreciation and amortization and asset impairment charges. Partially offsetting the above primarily was our substantially lower net income and, to a significantly lesser extent, the negative cash flow effects of increased prepaid and other expenses and certain accrued liabilities. The fiscal 2000 decrease primarily reflects our slightly lower net income and the negative cash flow effects of increased prepaid and deferred catalog costs, inventories and decreased income taxes payable. Partially offsetting the above primarily was the positive cash flow effects of increased accounts payable and accrued liabilities, decreased receivables, and increased non-cash charges primarily for depreciation and amortization and deferred income taxes.

Our investing activities consumed $34.9 million, $25.7 million and $14.6 million of cash during fiscal 2001, 2000 and 1999, respectively, with cash outlays principally being for capital expenditures. Our fiscal 2001 capital expenditures primarily reflect the cost of leasehold improvements for 19 new retail stores and, to a substantially lesser extent, various technology hardware and software additions and upgrades, principally for our Retail Segment, and the retrofitting of a portion of our existing Sandpoint Distribution Center into additional administrative space, including related furnishings and equipment. Our fiscal 2000 capital expenditures primarily reflect the cost of hardware and software additions and upgrades for our corporate systems and e-commerce web sites, a new point-of-sale computer system for our Retail Segment, leasehold improvements for six new retail stores, the retrofitting of a portion of our Sandpoint Distribution Center into additional administrative space, including related furnishings and equipment, and leasehold improvements, furnishings and equipment for our newly leased Coeur d’Alene Customer Service Call Center. Our fiscal 1999 capital expenditures primarily reflect the cost of material handling, telecommunication and information systems for our newly leased East Coast Operations Center and, to a lesser degree, hardware and software additions and upgrades to our corporate systems, including our primary e-commerce web site, and leasehold improvements for two new retail stores. Our investing activities for fiscal 1999 also reflect $1.5 million in net proceeds from the sale of assets related to our discontinued Milepost Four men’s apparel catalog and $0.6 million in net proceeds from the sale of land previously held for investment.

Our financing activities utilized $3.5 million and $8.5 million of cash during fiscal 2001 and 1999 whereas they provided $3.9 million of cash during fiscal 2000. Fiscal 2001 primarily reflects the outlay of $4.7 million for treasury stock repurchases, partially offset by $1.3 million in net proceeds from exercises of stock options. Fiscal 2000 primarily reflects $3.9 million in net proceeds from exercises of stock options. Fiscal 1999 reflects $1.4 million in net proceeds from exercises of stock options and the full repayment of our previous $9.9 million revolving line of credit balance.

As a result of the foregoing, and after our previously discussed reclassification of deferred catalog costs as current assets, we had $26.7 million in consolidated working capital at March 2, 2002 as compared to $43.0 million at March 3, 2001. Our consolidated current ratio was 1.4 at March 2, 2002 as compared to 1.8 at March 3, 2001. We had no outstanding short-term or long-term bank debt at March 2, 2002 or March 3, 2001.

As previously discussed, we embarked on a long-term program during fiscal 1999 of selectively establishing for the first time full-line retail stores in major metropolitan areas throughout the U.S. Our 27 full-line “metropolitan” retail stores at March 2, 2002 are in addition to our two previously existing full-line “destination” or “resort” retail stores. We believe that the revised store model we adopted at the beginning of fiscal 2002, as previously discussed, will allow us to ultimately access many attractive middle-market areas in addition the 80 major metropolitan markets identified by us in fiscal 1999 as having significant existing Coldwater Creek brand awareness. We currently plan on opening 14 additional full-line retail stores during fiscal 2002, all in time for the holiday shopping season. Each of these retail stores will be leased, as are all of our existing stores, with an average initial cash investment per store, including leasehold improvements and inventory, in the approximate range of $1.3 million to $1.8 million depending upon size and design elements. Further retail store openings will ultimately be influenced primarily by, among other factors, the prevailing economic environment, our available working capital, and if necessary, external financing, and our ability to timely procure optimum locations within attractive metropolitan malls and lifestyle centers.

We currently estimate between $14.0 million and $19.0 million in total capital expenditures for fiscal 2002, primarily being leasehold improvements for 14 new retail stores and, to a substantially lesser extent, various technology additions and upgrades, leaseholds for seven additional outlet stores and the retro-fitting of the vacated Sandpoint, Idaho distribution center for various corporate purposes. These expenditures are expected to be primarily funded from operating cash flows and working capital, and to the extent necessary, our existing bank credit facility. However, the above planned capital expenditures will ultimately be influenced by, among other factors, the prevailing economic environment and our financial condition, results of operations and cash flows.

On March 31, 2001, our Board of Directors authorized a stock repurchase program under which we may repurchase in the open market up to 300,000 outstanding shares of our common stock to be held in treasury. During fiscal 2001, the Company repurchased 209,100 common shares at an average market price of $22.55 per share. We currently do not anticipate any additional share repurchases.

We believe that our cash flow from operations and available borrowing capacity under our bank credit facility will be sufficient to fund our current operations and growth initiatives for fiscal 2002. Thereafter, we may be required to seek additional sources of funds for continued or accelerated growth and there can be no assurance that such funds will be available on satisfactory terms. Failure to obtain such financing could delay or prevent our planned growth, which could adversely affect our business, financial position, results of operations and cash flows.

Future Outlook

As previously discussed, we began to experience a modest improvement in consumer demand as we entered calendar 2002 that, albeit still inconsistent day-to-day, week-to-week, has generally continued to date. However, while we have recently noted occassional signs of potential further strengthening, we currently do not anticipate realizing any significant and sustained improvement in consumer demand, particularly for full-priced, first-line merchandise, prior to early fall of 2002, if even then. Our current merchandise buy plans and catalog circulation plans reflect this expectation. Pending a significant and sustained improvement in consumer demand, our various cost-containment measures from fiscal 2001 will remain in place. These measures include, among others, a general across-the-board freeze on salaries and performance-based bonuses that are contingent upon us meeting our annual, versus quarterly, financial goals. The previously discussed restructuring measures are also expected to provide us with approximately $2.5 million in annual pre-tax cost savings, although there can be no absolute assurance that such will be realized.

Additionally, in an attempt to overcome consumer timidness during this period of continued economic uncertainty, we will be further implementing our recently adopted “wear now” merchandising strategy whereby we will offer our apparel in closer proximity to the season in which it is intended to be worn. Similarly, in an attempt to reduce our future sales susceptibility to unseasonable weather conditions in key demographic markets, we will be altering our future apparel offerings to include a broader assortment of fabrics, designs and colors suitable for multiple seasons. However, as many of our merchandising and marketing commitments must be made several months in advance, we do not anticipate realizing measurable benefits, if any, from these initiatives until at least the summer of 2002.

As previously discussed, we recently decided to eliminate our stand-alone “Home” catalog and “Gallery” merchandise line and instead incorporate their most popular product categories or items into our remaining merchandise lines. Our combined fiscal 2001 net sales for “Home” and “Gallery” were $18.0 million of which approximately $10.0 million relates to product categories and items being phased-out. Additionally, of the 161.0 million catalogs we mailed during fiscal 2001, 10.7 million were “Home” catalogs.

Other Matters

Critical Accounting Policies

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect:

•	the reported amounts and timing of revenue and expenses,

•	the reported amounts and classification of assets and liabilities, and

•	the disclosure of contingent assets and liabilities.

These estimates and assumptions are based on our historical results as well as our future expectations. Our actual results could vary from our estimates and assumptions.

The accounting policies discussed below are those that we believe are the most critical to a materially accurate portrayal of our financial condition and results of operations. They are also the accounting policies that typically require our most difficult, subjective and complex judgments and estimates, often for matters that are inherently uncertain. However, it must be noted, that with respect to our critical accounting policies, even a relatively minor variance between our actual and expected experience can potentially have a materially favorable or unfavorable impact on our subsequent results of operations.

Revenue Recognition

We recognize sales and the related cost of sales either at the time merchandise ordered from a catalog or web site is shipped to the customer or at the time a sale is consummated with a customer in a store. We reduce our sales and costs of sales, and establish and maintain a corresponding accrual, for expected sales returns based on our historical experience and our future expectations. Our ability to reasonably estimate sales returns is made more complex by the fact that we offer our customers a return policy whereby they may return merchandise for any reason and at any time without any restrictions as to condition or time. The actual amount of sales returns we subsequently realize may fluctuate from our estimates due to several factors including, but not necessarily limited to, size and fit, actual or perceived quality, physical approximation to that depicted in our catalog or web site, timeliness of delivery and competitive offerings. We continually track our subsequent sales return experience, compile customer feedback to identify any pervasive issues, reassess the marketplace, compare our findings to our previous estimates and adjust our sales return accrual and cost of sales accordingly.

Inventories

Our inventories substantially consist of merchandise purchased for resale and are reflected, in the aggregate, on our balance sheet at the lower of cost or market. The nature of our business requires that we make substantially all of our merchandising and marketing decisions, and corresponding inventory purchase commitments with vendors, months in advance of the time in which a particular merchandise item is intended to be included in our merchandise offerings. These decisions and commitments are based on, among other possible considerations, our historical sell-through experience with identical or similar merchandise, our then understanding of fashion trends and influences, our then assessment of likely economic conditions and various competitive factors. We continually make subjective assessments as to whether the carrying cost of our inventory exceeds its then market value, and if so, by what dollar amount. Then the carrying value of our inventory is reduced to its realizable value with a corresponding charge to our costs of sales.

Catalog Costs

We accumulate all direct costs incurred in the development, production and circulation of our direct mail catalogs on our balance sheet until such time as the related catalog is mailed, at which time, they are subsequently amortized into the marketing component of our SG&A expenses over the expected sales realization cycle, typically several weeks. Our initial estimation of the expected sales realization cycle for a particular catalog merchandise offering is based on, among other possible considerations, our historical sales and sell-through experience with identical or similar catalog merchandise offerings, our understanding of then prevailing fashion trends and influences, our assessment of prevailing economic conditions, and various competitive factors. We continually track our subsequent sales realization, compile customer feedback for indications of future performance, reassess the marketplace, compare our findings to our previous estimate and adjust our amortization going forward.

Recently Issued Accounting Standards Not Yet Adopted

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”), which sets forth the financial accounting and reporting to be followed for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are to be capitalized as part of the carrying amount of the long-lived asset. Subsequently, the recorded liability will be accreted to its present value and the capitalized cost will be depreciated over the useful life of the related asset. The Company will adopt SFAS No. 143, as required, in its consolidated financial statements for the first quarter of fiscal 2003. We are continuing to assess the provisions of SFAS No. 143 and the likely impact of its adoption on our consolidated financial statements.

Off-Balance Sheet Liabilities

Our off-balance sheet liabilities primarily are limited to lease payment obligations incurred under operating leases, which are required to be excluded from our consolidated balance sheet by generally accepted accounted principles in the United States. Our only individually significant operating lease is for our East Coast Operations Center. All of our other operating leases pertain to our retail and outlet stores and to various equipment and technology. Our minimum annual lease payment requirements as of March 2, 2002 are as follows: $14.4 million in fiscal 2002, $14.8 million in fiscal 2003, $14.7 million in fiscal 2004, $14.1 million in fiscal 2005 and $14.0 million in fiscal 2006, with total payments thereafter of $83.6 million. Subsequent to March 2, 2002, we entered into additional retail store leases with minimum lease payment requirements as follows: $0.5 million in fiscal 2002, $0.7 million in fiscal 2003, 2004, 2005 and 2006, with total payments thereafter of $2.7 million. These minimum payments do not include contingent rentals which may be paid under certain store leases based on a percentage of net sales in excess of stipulated amounts. Additionally, we had inventory purchase commitments of approximately $52.0 million and $62.0 million at March 2, 2002 and March 3, 2001, respectively. See Note 13—“Commitments” of our accompanying consolidated financial statements for further details.

Quantitative and Qualitative Disclosures about Market Risk

We have not been materially impacted by fluctuations in foreign currency exchange rates as substantially all of our business is transacted in, and is expected to continue to be transacted in, U.S. dollars or U.S. dollar-based currencies. We have only been minimally impacted by fluctuations in interest rates as a result of our relatively modest bank borrowings in recent fiscal years. However, as any future borrowings under our existing bank credit facility will be at a variable rate of interest, we could potentially be materially adversely impacted should we require significant borrowings in the future, particularly during a period of rising interest rates. We have not used, and currently do not anticipate using, any derivative financial instruments.

STOCK PRICE HISTORY

Our common stock has been quoted on the NASDAQ under the symbol “CWTR” since our initial public offering on January 29, 1997. On March 2, 2002, we had 137 stockholders of record and 10,559,182 shares of $.01 par value common stock outstanding.

The following table sets forth certain sales price and trading volume data for our common stock for the periods indicated:

	High	Low	Close	Average Volume
Fiscal 2001:
First Quarter	$24.79	$17.15	$23.48	52,691
Second Quarter	$29.19	$18.50	$25.08	50,451
Third Quarter	$27.02	$15.51	$25.62	31,561
Fourth Quarter	$27.15	$13.13	$15.71	49,062

Fiscal 2000:
First Quarter	$25.13	$15.88	$22.88	53,269
Second Quarter	$38.50	$18.50	$30.38	65,610
Third Quarter	$40.38	$19.88	$25.50	124,955
Fourth Quarter	$39.88	$15.69	$18.63	183,919

The Company does not pay regular dividends and does not anticipate the declaration of a cash dividend in the foreseeable future.